UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20459

                            Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

     Commission File Number 0-3492

               Reserve Industries Corporation
         ---------------------------------------------
         (Name of Small Business Issuer in its charter)

 20 First Plaza, Suite 308, Albuquerque, NM 87102, (505) 247-2384
 -------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

           Common Stock, par value $1.00 per share
     --------------------------------------------------------
     (Title of each class of securities covered by this Form)

                           None
 -------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)

Please place and V in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)                    Rule 12h-3(b)(1)(i)
        Rule 12g-4(a)(1)(ii)      X            Rule 12h-3(b)(1)(ii)
                                ------
        Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(i)
        Rule 12g-4(a)(2)(ii)                   Rule 12h-3(b)(2)(ii)   X
                                                                    ------
        Rule 15d-6                             Rule 12h-3(b)(3)

Approximate number of holders of record as of the certification or notice date:  444


Pursuant to the requirements of the Securities and Exchange Act of 1934 Reserve Industries Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

August 25, 2003                               Reserve Industries Corporation


                                              By:    /s/ William J. Melfi
                                                 -----------------------------
                                                 William J. Melfi
                                                 Vice President of Finance and
                                                 Administration